SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for use of the Commission (as permitted by Rule 14a-6(e)(2))

☑  Definitive Proxy Statement only

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment, of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 30, 2007

Dear Stockholders:

On behalf of the Board of Directors of Town Sports International Holdings, Inc., I cordially invite you to attend our Annual Meeting of Stockholders, which will be held on Tuesday, May 1, 2007 at 12:00 p.m. (Eastern Daylight time) at Boston Sports Club, 311 Arsenal Street, Watertown, Massachusetts 02472 (Tel: 617-924-0669).
The purposes of this meeting are:

•	the election of eight directors;

•	the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	to act upon such other business as may properly come before the Annual Meeting.

You will find attached a Notice of Annual Meeting of Stockholders and a Proxy Statement that contain more information about the matters to be considered at the Annual Meeting. Please give all of this information your careful attention. The Board of Directors recommends a vote FOR the director nominees pursuant to Item 1 in the Notice and a vote FOR the proposal listed as Item 2 in the Notice.

You will also find enclosed a Proxy Card appointing proxies to vote your shares at the Annual Meeting. If you do not plan to attend the Annual Meeting in person, please sign, date and return your Proxy Card as soon as possible so that your shares can be represented and voted in accordance with your instructions. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

The Proxy Statement and the enclosed Proxy Card are first being mailed on or about April 2, 2007 to stockholders entitled to vote. Our 2006 Annual Report to Stockholders is being mailed with the Proxy Statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert J. Giardina
Chief Executive Officer and Director

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
888 Seventh Avenue (25th Floor)
New York, New York 10106

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 12:00 P.M. MAY 1, 2007

TO THE STOCKHOLDERS OF TOWN SPORTS INTERNATIONAL HOLDINGS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Town Sports International Holdings, Inc., a Delaware corporation (the “Company”), will be held at Boston Sports Club, 311 Arsenal Street, Watertown, Massachusetts 02472 (Tel: 617-924-0669) on Tuesday, May 1, 2007 at 12:00 p.m. (Eastern Daylight time) for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

(1) To elect eight directors to serve until the 2008 Annual Meeting of Stockholders or in each case until such director’s successor shall have been duly elected and qualified;

(2) To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 13, 2007 will be entitled to notice of, and to vote at, the Annual Meeting, and any adjournments or postponements thereof. The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting, and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting, and any adjournments or postponements thereof, will be available for inspection at the Annual Meeting, and any adjournments or postponements thereof, and for a period of 10 days prior to the meeting during regular business hours at the offices of the Company listed above.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one Proxy Card because your shares are registered in different names and addresses, each Proxy Card should be signed and returned to assure that all your shares will be voted. You may revoke your proxy in the manner described in the Proxy Statement at any time prior to it being voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors

Robert J. Giardina
Chief Executive Officer and Director

New York, New York
March 30, 2007

YOUR VOTE IS VERY IMPORTANT

REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
888 Seventh Avenue (25th Floor)
New York, New York 10106

PROXY STATEMENT

General

This Proxy Statement is furnished to the stockholders of record of Town Sports International Holdings, Inc., a Delaware corporation (“Town Sports” or the “Company”), as of March 13, 2007, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, May 1, 2007, and at any adjournments or postponements thereof. The Annual Meeting will be held at 12:00 p.m. (Eastern Daylight time) at Boston Sports Club, 311 Arsenal Street, Watertown, Massachusetts 02472 (Tel: 617-924-0669). This Proxy Statement and the accompanying Proxy Card and Notice of Annual Meeting of Stockholders are first being mailed on or about April 2, 2007 to all stockholders entitled to vote at the Annual Meeting and at any adjournments or postponements thereof.

Voting

The specific matters to be considered and acted upon at the Annual Meeting are:

(i) the election of eight directors;

(ii) the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(iii) to act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These matters are described in more detail in this Proxy Statement.

On March 13, 2007, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof, 26,048,948 shares of the Company’s common stock were issued and outstanding. No shares of the Company’s Preferred Stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 13, 2007. Stockholders may not cumulate votes in the election of directors.

The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting, and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting, and any adjournments or postponements thereof, will be available for inspection at the Annual Meeting, and any adjournments or postponements thereof, and for a period of ten days prior to the meeting during regular business hours at the offices of the Company listed above.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

If a quorum is present, the eight nominees who receive the greatest number of votes properly cast (in person or by proxy) will be elected as directors. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to the election of the directors.

Proposals other than for the election of the directors shall be approved by the affirmative vote of the holders of a majority of the shares of the common stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will be counted towards the tabulations of votes cast on these proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such a proposal has been approved.

Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and the Company will not independently provide stockholders with any such right.

Proxies

If the enclosed Proxy Card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If a signed and returned Proxy Card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the eight director nominees proposed by the Board, unless the authority to vote for the election of such directors is withheld. In addition, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal 2 described in this Proxy Statement and as the proxy holders deem advisable for all other matters as may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company’s principal executive offices at 888 Seventh Avenue (25th Floor), New York, New York 10106, a notice of revocation or another signed Proxy Card with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We engaged MacKenzie Partners to act as proxy solicitor in connection with the Annual Meeting, for a fee of approximately $4,000, plus reasonable expenses. The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the enclosed Proxy Card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means (including by directors, officers or employees of the Company, to whom no additional compensation will be paid for any such services).

Deadline for Receipt of Stockholder Proposals

In order to be considered for inclusion in the Company’s Proxy Statement and Proxy Card relating to the 2008 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices in New York, New York, on or before November 30, 2007. In addition, under the Company’s bylaws, any proposal for consideration at the 2008 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the 2008 Annual Meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the 2008 Annual Meeting is given or made to stockholders, notice by the stockholder will be considered timely if it is so received not later than the close of business on the 10th day following the day on which such notice of the date of the 2008 Annual Meeting was mailed or such public disclosure was made; and in any event such proposals will be considered timely only if it is otherwise in compliance with the requirements set forth in the Company’s bylaws. The proxy solicited by the Board of Directors for the 2008 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE — ELECTION OF DIRECTORS

General

The Board of Directors has approved the eight persons named below as nominees for election at the Annual Meeting to serve as directors until the 2008 Annual Meeting of Stockholders or in each case until such director’s successor is duly elected and qualified. The enclosed proxy, if executed and returned, will be voted for the election of all of such persons except to the extent the proxy is specifically marked to withhold such authority with respect to one or more of such persons. All of the nominees for director currently serve as directors. All of the nominees have consented to be named and, if elected, to serve, and management has no reason to believe that they will be unavailable to serve. If any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. The proxies solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named. Set forth below is certain information concerning the nominees, as of March 13, 2007:

Name	Age	Position

Robert J. Giardina	49	Chief Executive Officer and Director
Keith E. Alessi	52	Director
Paul N. Arnold	60	Chairman of the Board of Directors
Bruce C. Bruckmann	53	Director
J. Rice Edmonds	36	Director
Jason M. Fish	49	Director
Thomas J. Galligan III	62	Director
Kevin McCall	53	Director

Robert J. Giardina joined us in 1981 and has served as President and Chief Operating Officer from 1992 to 2001, and became Chief Executive Officer in January 2002. He was elected to serve as a director in March 2006. With over 30 years of experience in the club industry, Mr. Giardina has expertise in virtually every aspect of facility management, club operations and sales and marketing. In addition, Mr. Giardina has primary responsibility to carry out the strategic plans and policies established by the board of directors.

Keith E. Alessi has served as a director of Town Sports since April 1997. Mr. Alessi has been an adjunct professor at Washington and Lee University School of Law since 1999, the University of Michigan Ross School of Business since 2002 and Southern Virginia University since 2007. Mr. Alessi served as President, Chief Executive Officer and a director of Telespectrum Worldwide, Inc. from April 1998 to February 2000. From May 1996 to March 1998, Mr. Alessi served as Chairman, President and Chief Executive Officer of Jackson Hewitt, Inc. Mr. Alessi currently serves as director and chairman of the audit committees for MWI Veterinary Supply, Inc., H&E Equipment Services, Inc. and several private companies.

Paul N. Arnold has served as a director of Town Sports since April 1997. Mr. Arnold was appointed Chairman of the Board of Directors in May 2006. Mr. Arnold has served as Chairman and Chief Executive Officer of Cort Business Services, Inc., a Berkshire Hathaway company, since 2000. From 1992 to 2000, Mr. Arnold served as President, Chief Executive Officer and Director of Cort Business Services. Prior to 1992, Mr. Arnold held various positions over a 24-year period within Cort Furniture Rental, a division of Mohasco Industries. Mr. Arnold is currently a director of H&E Equipment Services, Inc.

Bruce C. Bruckmann has served as a director of Town Sports since December 1996. Since 1994, Mr. Bruckmann has served as Managing Director of Bruckmann, Rosser, Sherrill & Co., LP, which we refer to in this Proxy Statement as BRS. From 1983 until 1994, Mr. Bruckmann served as an officer and subsequently a Managing Director of Citicorp Venture Capital, Ltd. Mr. Bruckmann is currently a director of Mohawk Industries, Inc., H&E Equipment Services, Inc. and MWI Veterinary Supply, Inc. and several private companies.

J. Rice Edmonds has served as a director of Town Sports since July 2002. Mr. Edmonds is a Managing Director of BRS. Prior to joining BRS in 1996, Mr. Edmonds worked in the high yield finance group of Bankers Trust. Mr. Edmonds is currently a director of McCormick & Schmick’s Seafood Restaurants, Inc., The Sheridan Group, Inc. and several private companies.

Jason M. Fish has been a director of Town Sports since December 1996. Mr. Fish is co-founder of CapitalSource Inc. Mr. Fish has been a member of CapitalSource’s board of directors since September 2000, was President from September 2000 until the end of 2005, was Vice Chairman and Chief Investment Officer during 2006 and since that time has been Vice Chairman of the board. Prior to founding CapitalSource, Mr. Fish was employed from 1990 to 2000 by Farallon Capital Management, L.L.C., serving as a managing member from 1992 to 2000. Before joining Farallon, Mr. Fish worked at Lehman Brothers Inc., where he was a Senior Vice President responsible for its financial institution investment banking coverage on the West Coast.

Thomas J. Galligan III was elected to serve as a director of Town Sports on March 6, 2007. Mr. Galligan is Chairman, President, Chief Executive Officer and a member of the Board of Directors of Papa Gino’s Holdings Corp. Mr. Galligan has over 25 years of experience in the retail and foodservice industries with a focus on finance and operations through execution of strategic planning. Prior to joining Papa Gino’s, Mr. Galligan held executive positions at Morse Shoe, Inc. and PepsiCo, Inc. Mr. Galligan is currently a Director of Bay State Milling Co., DentaQuest Ventures, the Greater Boston Chamber of Commerce and the Massachusetts Restaurant Association and a Board Advisor to the Boston College Carroll School of Management.

Kevin McCall was elected to serve as a director of Town Sports on March 29, 2007. Mr. McCall is President and Chief Executive Officer of Paradigm Properties, LLC and its investment management affiliate, Paradigm Capital Advisors, LLC. Mr. McCall has over 25 years of real estate experience on both the ’street’ and capital sides of the industry and specific expertise in structured and direct investing, real estate operations, and development. Prior to forming Paradigm, Mr. McCall held positions as a Director of Aldrich, Eastman & Waltch, L.P. (now AEW Capital Management, L.P.) and as a Partner and Senior Vice President of Spaulding & Slye Company. Mr. McCall serves as a Board member of the Boston Center for Community & Justice, the Boston Museum Project, MetroLacrosse, Hearth, Inc., Building Impact and the National Association of Industrial & Office Parks — Massachusetts Chapter.

Required Vote

The directors shall be elected by the affirmative vote of a plurality of the shares of the common stock present at the Annual Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

Director Independence

The Board of Directors has affirmatively determined that Mr. Alessi, Mr. Arnold, Mr. Fish, Mr. Galligan and Mr. McCall are independent under the listing standards of The Nasdaq Stock Market. Mr. Giardina is not independent because he is our Chief Executive Officer and Mr. Bruckmann and Mr. Edmonds are not independent because of the relationship between Town Sports and BRS, with which Mr. Bruckmann and Mr. Edmonds are affiliated. The relationship between Town Sports and BRS is described in the section of this Proxy Statement titled “Certain Relationships and Related Transactions.” Our Board is comprised of a majority of independent directors, as required by Nasdaq’s listing standards.

Board Committees and Meetings

The Board of Directors held six meetings during the fiscal year ended December 31, 2006, which is referred to in this proxy statement as the 2006 Fiscal Year. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee. In

the 2006 Fiscal Year, each director who was a member of the Board of Directors during 2006 attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such director served (in each case for meetings held during the period in the 2006 Fiscal Year for which such director served).

All directors who are not members of the Company’s management meet at regularly scheduled executive sessions without members of management present. At least two of these meetings each year are to include only those directors who are independent under the current listing standards of Nasdaq. Currently, all non-employee directors are independent, except for Mr. Bruckmann and Mr. Edmonds.

All members of the Board of Directors are encouraged to attend the Company’s annual meeting of stockholders. This Annual Meeting will be our first since our initial public offering of common stock.

Audit Committee

The Audit Committee of our Board of Directors appoints our independent registered public accounting firm, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between Town Sports and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The current members of the Audit Committee are Mr. Alessi (Chair), Mr. Fish and Mr. Galligan. Mr. Galligan was appointed to the Audit Committee to replace Mr. Edmonds on March 29, 2007. Each current member is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of Nasdaq and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee held four meetings during the 2006 Fiscal Year.

The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement, as required by Nasdaq rules. In addition, the Board has determined that Mr. Alessi satisfies the Nasdaq rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being, or having been, a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that Mr. Alessi is an “audit committee financial expert” as defined by the SEC.

Compensation Committee

The Compensation Committee of our Board of Directors evaluates performance and establishes and oversees executive compensation policy and makes decisions about base pay, incentive pay and any supplemental benefits for our executive officers. The Compensation Committee also administers our stock incentive plans and approves the grant of equity awards, the timing of the grants and the number of shares for which equity awards are to be granted to our executive officers, directors and other employees. The Compensation Committee also performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The current members of the Compensation Committee are Mr. Arnold, Mr. Fish (Chair) and Mr. McCall. Mr. McCall was appointed to the Compensation Committee to replace Mr. Bruckmann on March 29, 2007. Each current member is independent, as independence is defined for purposes of Compensation Committee membership by the listing standards of Nasdaq. The Compensation Committee held three meetings during the 2006 Fiscal Year.

In making its determinations with respect to executive compensation, the Compensation Committee has not historically engaged the services of a compensation consultant. The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board of Directors selects nominees to be recommended by the Board for election as directors and for any vacancies in such positions. The Nominating and Corporate Governance Committee also oversees the evaluation of our Board of Directors and management and oversees our Code of Ethics and Business Conduct. The Nominating and Corporate Governance Committee also performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The current members of the Nominating and Corporate Governance Committee are Mr. Arnold, Mr. Fish (Chair) and Mr. Galligan. Mr. Galligan was appointed to the Nominating and Corporate Governance Committee to replace Mr. Bruckmann on March 29, 2007. Each current member is independent, as independence is defined for purposes of Nominating and Corporate Governance Committee membership by the listing standards of Nasdaq. The Nominating and Corporate Governance Committee did not hold any meetings during the 2006 Fiscal Year.

The Nominating and Corporate Governance Committee considers director nominees on a case-by-case basis, and therefore has not formalized any specific, minimum qualifications that they believe must be met by a director nominee, identified any specific qualities or skills that they believe are necessary for one or more of our directors to possess, or formalized a process for identifying and evaluating nominees for director, including nominees recommended by stockholders.

The Nominating and Corporate Governance Committee’s policy is to consider director candidates that are recommended by stockholders. The Nominating and Corporate Governance Committee will evaluate nominees for director recommended by stockholders in the same manner as nominees recommended by other sources. Stockholders wishing to bring a nomination for a director candidate at a stockholder meeting must give written notice to our Corporate Secretary, pursuant to the procedures set forth in the section of this Proxy Statement titled “Communicating with the Board of Directors” and subject to the deadline set forth in the section titled “Deadline for Stockholder Proposals.” The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and our by-laws. Our by-laws can be accessed in the “Investor Relations — Corporate Governance” section of our website at www.mysportsclubs.com.

Finance Committee

The Finance Committee of our Board of Directors is responsible for (1) overseeing and reviewing the financial affairs and policies of the Company and the implementation of such policies, (2) overseeing all material potential business and financial transactions, and (3) any other duties assigned by the Board of Directors. The current members of the Finance Committee are Mr. Bruckmann (Chair), Mr. Edmonds and Mr. Fish. The Finance Committee held three meetings during the 2006 Fiscal Year.

Communicating with the Board of Directors

In order to communicate with the Board of Directors as a whole, with non-employee directors or with specified individual directors, correspondence may be directed to Town Sports International Holdings, Inc. at 888 Seventh Avenue (25th Floor), New York, New York 10106, Attention: Corporate Secretary. All such correspondence will be forwarded to the appropriate director or group of directors. The Corporate Secretary has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate.

Corporate Governance Documents

The Board has adopted a Code of Ethics and Business Conduct that applies to all officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. The Code of Ethics and Business Conduct can be accessed in the “Investor Relations — Corporate Governance” section of our website at www.mysportsclubs.com, as well as any amendments to, or waivers under, the Code of Ethics and Business Conduct with respect to our principal executive officer, principal financial officer and principal accounting officer or controller. Copies may be obtained by writing to

Town Sports International Holdings, Inc., 888 Seventh Avenue (25th Floor), New York, New York 10106, Attention: Investor Relations. Copies of the charters of our Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as copies of our certificate of incorporation and by-laws, can also be accessed in the “Investor Relations — Corporate Governance” section of our website.

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of March 13, 2007, by:

•	each person or group of affiliated persons whom we know to beneficially own more than five percent of our common stock;

•	each of our current and former executive officers named in the section of this Proxy Statement titled “Summary Compensation Table for 2006 Fiscal Year”;

•	each of our directors and director nominees; and

•	each of our current directors and executive officers as a group.

The following table gives effect to the shares of common stock issuable within 60 days of March 13, 2007 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 26,048,948 shares of common stock outstanding at March 13, 2007. Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment control with respect to all shares beneficially owned.

		Percentage of
	Number of Shares	Common Stock
Name and Address	Beneficially Owned	Outstanding

5% Stockholders
Bruckmann, Rosser, Sherrill(1)	7,062,384	27.1%
Farallon Entities(2)	5,331,279	20.5%
Barclays Global Entities(3)	1,299,924	5.0%
Named Executive Officers and Directors
Mark N. Smith(4)	461,928	1.8%
Robert J. Giardina(5)	899,920	3.4%
Richard G. Pyle(6)	775,740	3.0%
Alexander A. Alimanestianu(7)	767,746	2.9%
Randall C. Stephen(8)	67,200	*
Jennifer H. Prue(9)	44,800	*
Keith E. Alessi	39,998	*
Paul N. Arnold	39,998	*
Bruce C. Bruckmann(10)	7,324,132	28.1%
J. Rice Edmonds(11)	7,069,384	27.1%
Jason M. Fish	0	*
Thomas J. Galligan III	0	*
Kevin McCall	0	*
Directors and Executive Officers as a group (12 persons)(12)	9,966,534	37.8%

*	Less than 1%.

(1)	Excludes shares held individually by Mr. Bruckmann and other individuals (and affiliates and family members thereof), each of whom are employed by BRS. Mr. Bruckmann, Hal Rosser, Stephen Sherrill and Stephen Edwards, as individuals, are the sole shareholders of BRSE Associates, Inc., which is the General Partner of BRS Partners, LP, which is the General Partner of Bruckmann, Rosser, Sherrill & Co., LP. All major investment and other decisions of Bruckmann, Rosser, Sherrill & Co., LP are vested in BRS Partners, LP. The address of BRS is 126 East 56th Street, 29th Floor, New York, NY 10022.

(2)	Based in part on our review of the Schedule 13D filed with the SEC on June 19, 2006 by the entities and persons set forth below, whose address is One Maritime Plaza, Suite 2100, San Francisco, California 94111. Consists of 1,861,348 shares directly held by Farallon Capital Partners, L.P. (“FCP”), 2,099,112 shares directly held by Farallon Capital Institutional Partners, L.P. (“FCIP”), 1,021,256 shares directly held by Farallon Capital Institutional Partners II, L.P. (“FCIP II”), 2,500 shares directly held by Farallon Capital Institutional Partners III, L.P. (“FCIP III”), 2,500 shares directly held by Tinicum Partners, L.P. (“Tinicum”), 254,063 shares directly held by RR Capital Partners, L.P. (“RR”) and 90,500 shares directly held by Farallon Capital Offshore Investors II, L.P. (collectively with FCP, FCIP, FCIP II, FCIP III, Tinicum and RR, the “Farallon Entities”). As the general partner of each of the Farallon Entities, Farallon Partners, L.L.C. (“FPLLC”) may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Entities. As managing members of FPLLC, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, and, as the Senior Managing Member of FPLLC, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Entities. FPLLC, each of its managing members and its Senior Managing Member disclaim any beneficial ownership of such shares. All of the above-mentioned entities and individuals disclaim group attribution.

(3)	Based solely on our review of the Schedule 13G filed with the SEC on January 23, 2007 by Barclays Global Investors, NA, whose address is 45 Fremont Street, San Francisco, California 94105, on behalf of itself, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited. Barclays Global Investors NA reported sole voting and dispositive power over 1,161,526 shares and Barclays Global Fund Advisors reported sole voting and dispositive power over 138,398 shares. The 13G stated that the shares reported are held by Barclays Global Investors, NA in trust accounts for the economic benefit of the beneficiaries of those accounts.

(4)	Includes 50,400 shares of common stock issuable upon exercise of options exercisable within 60 days of March 13, 2007. Effective March 23, 2006, Mr. Smith resigned, and he is no longer an employee, executive officer or director of the Company.

(5)	Includes 67,200 shares of common stock issuable upon exercise of options exercisable within 60 days of March 13, 2007.

(6)	Includes 56,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 13, 2007.

(7)	Includes 56,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 13, 2007.

(8)	Includes 67,200 shares of common stock issuable upon exercise of options exercisable within 60 days of March 13, 2007.

(9)	Includes 44,800 shares of common stock issuable upon exercise of options exercisable within 60 days of March 13, 2007.

(10)	Includes 7,062,384 shares held by BRS, and 41,589 shares held by certain other family members and partnership investments of Mr. Bruckmann. Mr. Bruckmann disclaims beneficial ownership of such shares held by BRS.

(11)	Includes 7,062,384 shares held by BRS. Mr. Edmonds disclaims beneficial ownership of such shares.

(12)	Includes 291,200 shares of common stock issuable upon exercise of options exercisable within 60 days of March 13, 2007 and shares held by BRS, which may be deemed to be owned beneficially by Messrs. Bruckmann and Edmonds. Excluding the shares beneficially owned by BRS, the directors and executive officers as a group beneficially own 2,904,150 shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than ten percent of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely upon a review of (i) the copies of Section 16(a) reports which Town Sports has received from such persons or entities for transactions in our common stock and their common stock holdings for the 2006 Fiscal Year, and (ii) the written representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the 2006 Fiscal Year, Town Sports believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than ten percent of its common stock.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

The executive officers of Town Sports, and their ages and positions as of March 13, 2007, are:

Name	Age	Position

Robert J. Giardina	49	Chief Executive Officer and Director
Alexander A. Alimanestianu	48	President and Chief Development Officer
Richard G. Pyle	48	Chief Financial Officer
Randall C. Stephen	50	Chief Operating Officer
Jennifer H. Prue	57	Chief Information Officer

Mr. Giardina’s biography follows the table listing our directors. Biographies for our other executive officers are:

Alexander A. Alimanestianu joined us in 1990 and became Executive Vice President, Development in 1995 and Chief Development Officer in January 2002. He became President and Chief Development Officer in March 2006. From 1990 to 1995, Mr. Alimanestianu served as Vice President and Senior Vice President. Before joining us, he worked as a corporate attorney for six years with one of our outside law firms. Mr. Alimanestianu has been involved in the development or acquisition of virtually all of our clubs.

Richard G. Pyle, a British chartered accountant, joined us in 1987 and has been chiefly responsible for our financial matters since that time, as a Vice President beginning in 1988, Senior Vice President and Chief Financial Officer beginning in 1992 and Executive Vice President and Chief Financial Officer beginning in 1995, successively. Before joining us, Mr. Pyle worked in public accounting (in the United States, Bermuda, Spain and England) specializing in the hospitality industry, and as the corporate controller for a British public company in the leisure industry.

Randall C. Stephen joined us in 2002 as Chief Operating Officer. Prior to joining us and since 1987, Mr. Stephen held various positions with Circuit City Stores, including Director of Human Resources, General Manager and Assistant Vice President. In 1995, he was appointed Circuit City Stores’ Vice President, Corporate Operations, focusing on operating, marketing, promotions and business process re-engineering and in 1996 he became the Northeast Division President. Prior to 1987, Mr. Stephen worked with several premier retailers including Eastern Mountain Sports, Eddie Bauer, Keeger & Sons and Britches of Georgetown.

Jennifer H. Prue joined us in 2000 as Chief Information Officer. Before joining us, Ms. Prue served in senior management roles in both Accounting and Information Services for Broad and Cassell and Tupperware. Before that, she was employed by Integrated Management Services as a regional vice president where she served clients in technology consulting roles, including as acting chief information officer. Ms. Prue is a certified public accountant.

Compensation Discussion and Analysis

Compensation Objectives and Strategy

The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for their performance, the Company’s performance and for creating longer term value for shareholders. The primary objectives of the program are to:

•	align rewards with performance that creates shareholder value;

•	support the Company’s strong team orientation;

•	encourage high potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and shareholders.

The Company’s executive compensation programs are approved and administered by the Compensation Committee of the Board of Directors. Working with management, the Compensation Committee has developed a compensation and benefits strategy that rewards performance and behaviors and reinforces a culture that the Compensation Committee believes will drive long-term success.

The compensation program rewards team accomplishments while promoting individual accountability. Compensation depends in significant measure on Company results, but individual accomplishments are also very important factors in determining each executive’s compensation. The Company has a robust planning and goal-setting process that is fully integrated into the compensation system, enhancing a strong relationship between individual efforts, Company results, and financial rewards.

A portion of total compensation is placed at risk through annual and long-term incentives. As shown in the section of this Proxy Statement titled “Summary Compensation Table for 2006 Fiscal Year,” in 2006 the sum of Non-Equity Incentive Plan Compensation (annual incentive awards) and Stock Options represented between 37.9% and 90.6% of the Total Compensation for our current and former executive officers named in that section, whom we refer to in this Proxy Statement as our Named Executive Officers. The combination of incentives is designed to balance annual operating objectives and the Company earnings’ performance with longer-term shareholder value creation.

We seek to provide competitive compensation that is commensurate with performance. We target compensation at the median of the market, and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded.

We seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. In addition, the vesting schedules attached to option awards reinforce this long-term orientation.

Role of the Compensation Committee

General

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our executive officers. The Compensation Committee’s function is more fully described in its charter, which has been approved by our Board of Directors. The charter is available on our Internet website at www.mysportsclubs.com, in the “Investor Relations — Corporate Governance” section.

The Compensation Committee currently consists of three members of our Board of Directors, Paul N. Arnold, Jason M. Fish (Chair) and Kevin McCall. Mr. McCall was appointed to the Compensation Committee to replace Bruce C. Bruckmann on March 29, 2007. Each current member of the Compensation Committee is independent, as independence is defined for purposes of Compensation Committee membership by the listing standards of Nasdaq.

No executive has a role in determining or recommending compensation for outside directors.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has not historically engaged the services of a compensation consultant. The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Compensation Structure

Pay Elements — Overview

The Company utilizes four main components of compensation:

•	Base Salary — fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance.

•	Annual Incentive — variable pay that is designed to reward attainment of annual business goals.

•	Long-term Incentives — equity-based awards that may include stock options, stock appreciation rights, restricted stock, performance shares and other stock-based awards, including restricted stock units and deferred stock units.

•	Benefits and Perquisites — these include automobile allowances, medical and dental insurance benefits and retirement savings, and in one instance, an accommodation allowance.

Pay Elements — Details

1.	Base Salary

The Compensation Committee annually reviews officer salaries and makes adjustments as warranted based on individual responsibilities and performance, Company performance in light of market conditions and competitive practice. Salary adjustments are generally approved and implemented during the first quarter of the calendar year. The 2006 salaries of the Named Executive Officers were increased by an average of 3.0% over annualized 2005 levels. Salary increases for officers are generally consistent with those of other management employees.

2.	Annual Incentive Compensation

Annual incentive compensation for certain designated key employees is paid under the Annual Performance Bonus Plan for such year. The plan is designed to grant bonus awards to such individuals as an incentive to contribute to our profitability. The Compensation Committee administers the plan and selects the key employees, which may include executive officers, who are eligible to participate in the plan each year.

Under the plan, participants are eligible to receive bonus awards that may be expressed, at the Compensation Committee’s discretion, as a fixed dollar amount, a percentage of compensation (whether base pay, total pay or otherwise) or an amount determined pursuant to a formula. Bonuses are contingent upon the attainment of certain pre-established performance targets established by the Compensation Committee, including, but not limited to:

•	earnings per share;

•	return on equity, assets or capital;

•	gross or net revenues;

•	earnings before interest, taxes plus amortization and depreciation; or

•	such other goals established by the Committee.

The amount of a bonus also ranges depending on the performance of the employee.

Bonuses will be paid in cash and/or stock after the end of the performance period in which they are earned, as determined by the Compensation Committee, but not later than the later of (1) March 15 after the end of the applicable year and (2) two and one-half months after the expiration of the fiscal year in which the performance period with respect to which the bonus is earned ends. In addition, bonuses will not be paid until the Company’s independent registered public accounting firm has issued its report with respect to the audit of the Company’s consolidated financial statements for the applicable fiscal year. Unless otherwise determined by the Compensation Committee, no bonus (or pro rata portion) will be payable to any individual whose employment has ceased prior to the date such bonus is paid.

For the 2006 Fiscal Year, bonuses were based on an EBITDA target as follows:

	Goal	Performance

EBITDA (as defined)	$98,046,000	$101,405,000	+3.4%

The definition of EBITDA for executive bonus computation purposes is earnings before net interest expense, corporate income taxes, depreciation and amortization, executive bonuses, non-cash deferred compensation expense, and items of a non-recurring nature, such as loss on extinguishment of debt, investment banking advisory fees, and corporate reorganization expenses.

3.	Long-term Incentives — Equity-Based Awards

The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of the officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s compensation program. The Compensation Committee may grant equity incentives under the Company’s 2006 Stock Incentive Plan in the form of stock options (non-qualified and incentive stock options), stock appreciation rights, restricted stock, performance shares and other stock-based awards (including, without limitation, restricted stock units (RSUs) and deferred stock units). The Company expects to make grants at regular intervals. All such grants are issued on the date they are approved by the Compensation Committee, except for new hires, who may be granted awards on the second day after the Company releases its financial results for the quarter in which the new employee was hired. The exercise price for stock options is the grant date closing market price per share. Historically, the Compensation Committee has granted stock options, which are time-based vesting and vest in four equal annual installments beginning on the first anniversary of the grant date. In the past, certain options have contained accelerated vesting features upon the achievement by the Company of pre-determined equity value targets. The Compensation Committee has not granted restricted stock or other stock-based awards in the past. If restricted stock is granted in the future, any dividends paid on the restricted stock will be held by the Company uninvested and without interest until delivered to the holder at the end of the restricted period. The Compensation Committee will evaluate the mix of stock options, restricted stock and other stock-based awards in the future to provide emphasis on preserving shareholder values generated in recent years while providing significant incentives for continuing growth in shareholder value.

The Compensation Committee delegates administrative aspects of stock option grants to management.

4.	Other Benefits and Perquisites

The Company’s executive compensation program also includes other benefits and perquisites. These benefits include those available to all full-time employees, such as annual matching contributions up to $500 per year with a four year vesting to executive officers’ 401(k) plan accounts, company-paid medical benefits and paid memberships in the Company’s clubs. Perquisites also include, in some instances, automobile allowances and accommodation allowances. The Company annually reviews these other benefits and perquisites and makes adjustments as warranted based on competitive practices, the Company’s performance and the individual’s responsibilities and performance.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of security-oriented compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive a measure of security in the minimum level of compensation that the individual is eligible to receive, while motivating the executive to focus on the business metrics that will produce a high level of performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for the Annual Performance Bonus Plan and the Stock Incentive Plan likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For key executives, the mix of compensation is weighted heavily toward at-risk pay (annual incentives and long-term incentives). Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives.

Pay Levels and Benchmarking

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

Relative to the competitive market data, the Compensation Committee generally intends that the base salary and target annual incentive opportunity for each executive will be at the median of the competitive market.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value.

Post-Termination Compensation and Benefits

The Named Executive Officers do not have employment agreements with the Company. It is the Company’s policy that severance agreements upon termination are negotiated between the Company and a Named Executive Officer on an ad hoc basis at the time of termination.

Effective March 23, 2006, Mark N. Smith resigned as our Chairman (our principal executive officer), and is no longer an employee, executive officer or director. See the section of this proxy statement titled “Certain Relationships and Related Transactions — Agreements with Mark N. Smith.”

Under executive stock agreements entered into between the Company and certain Named Executive Officers, if the Named Executive Officer resigns or the Named Executive Officer’s employment is terminated by the Company for any reason, during the period which the Company is paying the Named Executive Officer severance compensation (which shall be at a rate and an amount equal to the Named Executive Officer’s salary and health and other insurance benefits received by the Named Executive Officer immediately prior to the termination date), such period not to exceed one year, the Named Executive Officer has agreed not to compete with the Company subject to the terms of the agreement.

Compensation Committee Discretion

The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. Likewise, the Compensation Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including but not limited to superior asset management, investment or strategic accomplishments and/or consummation of acquisitions.

Conclusion

The level and mix of compensation that is finally decided upon is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages is within the competitive range of practices when compared to the objective comparative data even where subjective factors have influenced the compensation decisions.

Adjustment or Recovery of Awards

Under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financial results due to material non-compliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

Impact of Tax and Accounting

As a general matter, the Compensation Committee always takes into the account the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of Stock Incentive Plan grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standard 123 (revised 2004), grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock and restricted stock units, the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. This expense is amortized over the requisite service period, or vesting period of the instruments. The Compensation Committee also carefully considers the impact of using market conditions (e.g., share price or total stockholder return) as a performance metric under the Stock Incentive Plan, mindful of the fact that if the condition is not achieved, the accounting charge would not be reversible.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and the next four highest compensated officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K.

Submitted by the Compensation Committee of the Company’s Board of Directors on March 26, 2007:

Paul N. Arnold
Jason M. Fish
Bruce C. Bruckmann, Chair

Summary Compensation Table for 2006 Fiscal Year

The following table sets forth the compensation earned for all services rendered to us in all capacities in the fiscal year ended December 31, 2006 by our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers other than the CEO and CFO who were serving at the end of 2006. Also included is information for our former Chairman, who served as our principal executive officer until March 23, 2006. In this proxy statement, we refer to this group of six people as our Named Executive Officers.

				All Other
	Salary	Bonus	Option Awards	Compensation	Total
Name and Principal Position	($)	($)	($)(3)	($)(4)	($)

Mark N. Smith(1)	105,903	553,266	484,512	2,096	1,145,777
Chairman
Robert J. Giardina	460,254	553,267	53,923	7,499	1,074,943
Chief Executive Officer
Alexander A. Alimanestianu(2)	364,358	396,385	44,936	7,453	813,132
President and Chief
Development Officer
Richard G. Pyle	352,769	396,385	44,936	11,873	805,963
Chief Financial Officer
Randall C. Stephen	252,932	121,633	77,215	500	452,280
Chief Operating Officer
Jennifer H. Prue	170,515	96,633	47,063	64,637	378,848
Chief Information Officer

(1)	Effective March 23, 2006, Mr. Smith resigned as our Chairman (our principal executive officer), and is no longer an employee, executive officer or director. Mr. Smith’s bonus was granted in connection with his Separation Agreement. See the section of this proxy statement titled “Certain Relationships and Related Transactions — Agreements with Mark N. Smith.”

(2)	Mr. Alimanestianu was appointed President in March 2006.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 Fiscal Year for the fair value of stock options granted to each of the Named Executive Officer in 2006 as well as prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 10 (b) of the Town Sports International Holdings financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. See the Grants of Plan-Based Awards table for information on options granted in 2006. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(4)	“All Other Compensation” consists of a $500 401(k) matching contribution for each Named Executive Officer other than Mr. Smith, automobile allowances of $2,096, $6,999, $6,953 and $11,373 for Messrs. Smith, Giardina, Alimanestianu and Pyle, respectively, and an accommodation allowance of $64,137 for Ms. Prue.

Grants of Plan-Based Awards in 2006 Fiscal Year

The following table sets forth information concerning awards under our equity incentive plans granted to each of the Named Executive Officers in the 2006 Fiscal Year.

		Number of	Exercise or Base	Grant Date Fair
		Securities	Price of Option	Value of Option
		Underlying Options	Awards	Awards
Name	Grant Date	(#)	($/Sh)	($)

Mark N. Smith	4/4/06	67,200	7.20	484,512
Robert J. Giardina	—	—	—	—
Alexander A. Alimanestianu	—	—	—	—
Richard G. Pyle	—	—	—	—
Randall C. Stephen	8/4/06	50,000	12.05	329,000
Jennifer H. Prue	8/4/06	35,000	12.05	230,300

(1)	Effective March 23, 2006, Mr. Smith resigned as our Chairman (our principal executive officer), and is no longer an employee, executive officer or director. This option was granted pursuant to the Equity Rights Letter in connection with his Separation Agreement. See the section of this proxy statement titled “Certain Relationships and Related Transactions — Agreements with Mark N. Smith.”

Outstanding Equity Awards at End of 2006 Fiscal Year

The following table set forth information concerning unexercised stock options for each of the Named Executive Officers as of the end of the 2006 Fiscal Year.

	Option Awards
	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options	Options
	(#)	(#)	Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable	($)	Date

Mark N. Smith	50,400	16,800	7.20	7/23/13
Robert J. Giardina	67,200	16,800	(1)	7/23/13
Alexander A. Alimanestianu	56,000	14,000	(2)	7/23/13
Richard G. Pyle	56,000	14,000	(3)	7/23/13
Randall C. Stephen	67,200	94,800	(4)	(4)
Jennifer H. Prue	44,800	60,200	(5)	(5)

(1)	16,800 exercisable options have an exercise price per share of $10.29. 50,400 exercisable options and all unexercisable options have an exercise price per share of $6.54.

(2)	14,000 exercisable options have an exercise price per share of $10.29. 42,000 exercisable options and all unexercisable options have an exercise price per share of $6.54.

(3)	14,000 exercisable options have an exercise price per share of $10.29. 42,000 exercisable options and all unexercisable options have an exercise price per share of $6.54.

(4)	11,200 exercisable options have an exercise price per share of $10.29 and expire July 23, 2013. 22,400 exercisable options and 33,600 unexercisable options have an exercise price per share of $6.54 and expire April 30, 2015. 33,600 exercisable options and 11,200 unexercisable options have an exercise price per share of $6.54 and expire July 23, 2013. 50,000 unexercisable options have an exercise price per share of $12.05 and expire August 4, 2016.

(5)	22,400 unexercisable options have an exercise price per share of $1.61 and expire June 1, 2010. 33,600 exercisable options have an exercise price per share of $5.36 and expire June 1, 2010. 8,400 exercisable options and 2,800 unexercisable options have an exercise price per share of $6.54 and expire July 23, 2013. 2,800 exercisable options have an exercise price per share of $10.29 and expire July 23, 2013. 35,000 unexercisable options have an exercise price per share of $12.05 and expire August 4, 2016.

Option Exercises and Stock Vested in 2006 Fiscal Year

The following table set forth information concerning stock options exercised during the 2006 Fiscal Year by each of the Named Executive Officers. The value realized from exercised options is deemed to be the market value of our common stock on the date of exercise, less the exercise price of the option, multiplied by the number of shares underlying the option.

Option Awards
Number of Shares
	Acquired on	Value Realized
	Exercise	on Exercise
Name	(#)	($)

Mark N. Smith	16,800	86,755
Robert J. Giardina	—	—
Alexander A. Alimanestianu	—	—
Richard G. Pyle	—	—
Randall C. Stephen	—	—
Jennifer H. Prue	—	—

Potential Payments Upon Termination or Change-in-Control

Under executive stock agreements entered into between the Company and certain Named Executive Officers, if the Named Executive Officer resigns or the Named Executive Officer’s employment is terminated by the Company for any reason, during the period which the Company is paying the Named Executive Officer severance compensation (which shall be at a rate and an amount equal to the Named Executive Officer’s salary and health and other insurance benefits received by the Named Executive Officer immediately prior to the termination date), such period not to exceed one year, the Named Executive Officer has agreed not to compete with the Company subject to the terms of the agreement.

Compensation of Directors in 2006 Fiscal Year

The following table sets forth information concerning the compensation of our non-employee directors in the 2006 Fiscal Year.

Following the table is a discussion of material factors related to the information disclosed in the table.

Fees Earned or
Paid in Cash
Name	($)

Keith E. Alessi	7,000
Paul N. Arnold	12,500
Bruce C. Bruckmann	0
J. Rice Edmonds	0
Jason M. Fish	0

Under our director compensation policy in effect in 2006, Messrs. Alessi and Arnold received $3,000 for attending Board of Directors meetings in person and $1,000 when attending telephonically. When the committees of our Board of Directors met, Messrs. Alessi and Arnold received $1,000 when attending in person and $500 when attending telephonically on days when there was no Board meeting.

On March 6, 2007, the Board of Directors, upon the recommendation of the Compensation Committee, changed the compensation for non-employee directors of the Company for the calendar year 2007. The approved compensation for the Company’s non-employee directors is summarized as follows:

•	Each non-employee Board member (who is not affiliated with BRS) will receive a $20,000 annual retainer, payable quarterly in arrears. For each year, commencing in 2008, any such Board member may elect (by giving written notice to the Company on or before the first business day of the applicable calendar year) to receive such annual retainer in the form of shares of common stock, payable quarterly in arrears under the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan, as amended (the “Plan”) (with the value of such shares of common stock being the Fair Market Value (as defined in the Plan) thereof on the last business day of each calendar quarter). This annual retainer will be pro rated for any partial year.

•	The chairman of the Audit Committee will receive an additional $10,000 annual retainer, payable quarterly in arrears. For each year, commencing in 2008, the chairman of the Audit Committee may elect (by giving written notice to the Company on or before the first business day of the applicable calendar year) to receive such annual retainer in the form of shares of company stock, payable quarterly in arrears under the Plan (with the value of such shares of common stock being the fair market value thereof on the last business day of each calendar quarter). This additional annual retainer will be pro rated for any partial year.

•	Each existing non-employee Board member (who is not affiliated with BRS) will receive an annual grant on the first business day of each calendar year of stock options to purchase 1,000 shares of common stock with the exercise price being the fair market value thereof on the date of the grant; provided, however, that in the case of 2007, this grant will be made by the Compensation Committee as soon as practicable after March 6, 2007 with the exercise price being the fair market value thereof on the date of the grant. Each annual grant will vest on the first anniversary of the grant.

•	Each new non-employee director joining the Board will receive an initial grant of stock options to purchase 5,000 shares of common stock with the exercise price being the fair market value thereof on the date of the grant. The grant will vest in three equal installments on the first, second and third anniversaries of the grant, respectively. Each new non-employee director will be eligible in the following year to receive the annual stock option grant referred to above.

•	Each non-employee Board member (who is not affiliated with BRS) will receive an additional $3,000 for each Board meeting that such director attends in person and an additional $1,000 for each Board meeting that such director attends via telephone.

•	Each non-employee member of a committee (who is not affiliated with BRS) other than the Audit Committee will receive an additional $1,000 for each committee meeting that such director attends in person and an additional $500 for each Board committee meeting that such director attends via telephone.

We reimburse directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee of our board are Messrs. Arnold, Fish and McCall. Messrs. Arnold and Fish, together with Mark N. Smith, our former Chairman and a director, Robert J. Giardina, our current Chief Executive Officer and a director, and Bruce Bruckmann, a director, each served on the compensation committee for some or all of the 2006 Fiscal Year. Mr. Smith resigned as of March 23, 2006. Mr. Giardina was replaced by Mr. Fish as of May 18, 2006. Mr. Bruckmann was replaced by Mr. McCall on March 29, 2007. Messrs. Arnold, Fish and McCall are non-employee directors.

During the 2006 Fiscal Year:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries, except for Mr. Smith and Mr. Giardina as described above;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000, except for compensation arrangements with Mr. Smith and Mr. Giardina described in this “Compensation of Executive Officers and Directors and Related Information” section, and except for the transactions described in the section of this Proxy Statement titled “Certain Relationships and Related

Transactions” with respect to (1) our relationship with BRS, with which Mr. Bruckmann is affiliated and (2) transactions with Mr. Smith;

•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  General

On an ongoing basis, the Audit Committee is required by its charter to review all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

  Professional Services Agreement with BRS

In connection with our recapitalization in 1996, Bruckmann, Rosser, Sherrill & Co., Inc., an affiliate of BRS that we refer to as BRS Inc., and our operating subsidiary now known as Town Sports International, LLC, entered into a professional services agreement, whereby BRS Inc. agreed to provide us certain strategic and financial consulting services. In exchange for such services, BRS Inc. receives an annual fee of $250,000 per calendar year while it owns, directly or indirectly, at least approximately 1,412,500 shares of common stock. BRS is a principal stockholder of Town Sports and in addition, two of our directors, Mr. Bruckmann and Mr. Edmonds, are affiliated with BRS.

  Agreements with Mark N. Smith

In connection with Mark N. Smith’s resignation from his position as our Chairman and as one of our directors, we negotiated and entered into a Separation Agreement and General Release and an Equity Rights Letter, each dated as of March 23, 2006, based on the circumstances that led to his resignation and taking into account his more than 20 years of service for Town Sports (and its predecessors). Under the Separation Agreement and General Release, we (i) paid Mr. Smith his base salary, $465,716 annually, in equal installments every two weeks through March 31, 2007, (ii) paid Mr. Smith a bonus for calendar year 2006 at the time such bonuses were generally paid of $553,266, based on our performance, (iii) paid for continued health care benefits for Mr. Smith and his eligible dependents through March 31, 2007, (iv) paid Mr. Smith on a bi-weekly basis an amount equal to his automobile allowance, $9,217 annually, through March 31, 2007, (v) agreed to provide Mr. Smith, his spouse and their children, a Lifetime Family Premium Passport Membership or its equivalent (provided Mr. Smith does not revoke a general release of claims delivered in connection with the Separation Agreement), and (vi) let Mr. Smith keep his office computer equipment. In addition, Mr. Smith served as a consultant for us through March 31, 2007 without additional compensation. Mr. Smith remains subject to non-disparagement, cooperation, non-competition, non-solicitation, confidentiality and similar covenants for specified periods following his resignation, and the breach of these obligations may entitle us to cease any ongoing payments and benefits and to recoup all prior payments and benefits under the agreement, among other remedies.

The Equity Rights Letter sets forth certain rights and restrictions with respect to Mr. Smith’s outstanding common stock and his outstanding stock options. In particular, under the Equity Rights Letter, we (i) agreed to extend the period during which the outstanding, vested portion of Mr. Smith’s stock option could be exercised until December 31, 2006, (ii) granted a new option to purchase 67,200 shares of our common stock with an exercise price equal to the fair market value on the date of grant, which stock option vests on December 31, 2012, subject to acceleration upon the occurrence of certain events, and expires on July 23, 2013, (iii) agreed to pay a lump sum cash amount equal to $44,448 if (x) prior to December 31, 2007, there is a sale of the company and the aggregate gross consideration equals or exceeds specified amounts or (y) our achieved equity value as of December 31, 2007 equals or exceeds specified amounts and (iv) agreed not to exercise our repurchase rights with respect to his common stock.

Miscellaneous

Our certificate of incorporation eliminates, subject to certain exceptions, directors’ personal liability to Town Sports or our stockholders for monetary damages for breaches of fiduciary duties. Our certificate of incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director’s duty of loyalty to Town Sports or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law, and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. We have entered into indemnification agreements with our directors and officers. These indemnification agreements contain provisions that require us, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as our directors or executive officers or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering our directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, including each quarterly interim period, and the Board of Directors is asking the stockholders to ratify this appointment.

Although stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP is not required, the Board of Directors considers it desirable for the stockholders to pass upon the selection of the independent registered public accounting firm. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

A representative from PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees Billed to the Company by PricewaterhouseCoopers LLP for Services Rendered during the Fiscal Years Ended December 31, 2006 and 2005

Category	2005	2006

Audit Fees(1)	$646,750	$896,893
Audit-Related Fees(2)	$90,938	$63,360
Tax Fees(3)	$115,000	$95,000
All Other Fees	$0	$0

(1)	Audit fees are for (i) the audits of the Company’s annual consolidated financial statements, including services related to statutory audits of certain of our subsidiaries, (ii) reviews of financial statements included in the Company’s quarterly reports on Form 10-Q, and (iii) reviews of debt and equity offerings and issuance of comfort letters and SEC filings.

(2)	Audit-related fees are for the audits of our employee benefit plan and readiness assessment in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of our Annual Report on Form 10-K by the SEC, and assurance and related services that were reasonably related to the performance of the audits or reviews of the Company’s financial statements, and not reported under the heading “Audit Fees” above.

(3)	Tax fees are for tax compliance, tax consulting and tax planning services, including with respect to state related matters and the American Jobs Creation Act of 2004.

The Audit Committee determined that the provision of services discussed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services. The Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reviewed with the full Audit Committee at its next meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule is specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee by resolution authorizes or declines the proposed services. Upon approval, this schedule serves as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by the independent registered public accounting firm or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule is required to be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee intends by resolution to authorize or decline authorization for each proposed new service.

The Audit Committee pre-approved 100% of the audit fees, audit-related fees, tax fees and all other fees for the fiscal years ended December 31, 2006 and 2005.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock represented and voting at the Annual Meeting is required to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the 2006 Fiscal Year with the Company’s management. The Audit Committee has separately discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the 2006 Fiscal Year, the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as amended, which includes, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and the Audit Committee has discussed with PricewaterhouseCoopers LLP the independence of that firm from the Company.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the 2006 Fiscal Year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors on March 26, 2007:

Keith E. Alessi (Chair)
J. Rice Edmonds
Jason M. Fish

ANNUAL REPORT AND HOUSEHOLDING

A copy of the Annual Report of the Company for the 2006 Fiscal Year is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

In order to reduce printing and postage costs, only one Annual Report and one Proxy Statement will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement and you wish to receive an additional copy or copies of the Annual Report and the Proxy Statement, or if your household is receiving multiple copies of the Company’s Annual Reports or Proxy Statements and you wish to request that future deliveries be limited to a single copy, please send a written request to the Secretary of the Company, at the Company’s principal executive offices at 888 Seventh Avenue (25th Floor), New York, New York 10106.

FORM 10-K

The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 13, 2007. Stockholders may obtain a copy of this report, without charge, by writing to the Secretary of the Company, at the Company’s principal executive offices at 888 Seventh Avenue (25th Floor), New York, New York 10106.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee Charter and references to the independence of the Audit Committee members are not deemed filed with the Securities and Exchange Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy Card.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
PROXY
ANNUAL MEETING OF STOCKHOLDERS, MAY 1, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TOWN
SPORTS INTERNATIONAL HOLDINGS, INC.
     The undersigned stockholder of Town Sports International Holdings, Inc. (the “Company”) revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 1, 2007 and the Proxy Statement, and appoints Richard G. Pyle, Chief Financial Officer, and Robert S. Herbst, Vice President, General Counsel and Secretary, and each of them, the Proxy of the undersigned, with full power of substitution and resubstitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at Boston Sports Club, 311 Arsenal Street, Watertown, Massachusetts 02472 (Tel: 617-924-0669), on Tuesday, May 1, 2007 at 12:00 p.m. Eastern Daylight time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

(CONTINUED, AND TO BE DATED AND SIGNED ON OTHER SIDE)

|X| PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.

1. TO ELECT EIGHT DIRECTORS TO SERVE UNTIL THE 2008 ANNUAL MEETING OF STOCKHOLDERS OR IN EACH CASE UNTIL SUCH DIRECTOR’S SUCCESSOR SHALL HAVE BEEN DULY ELECTED AND QUALIFIED;

NOMINEES:

ROBERT J. GIARDINA KEITH E. ALESSI PAUL N. ARNOLD BRUCE C. BRUCKMANN J. RICE EDMONDS JASON M. FISH THOMAS J. GALLIGAN III KEVIN MCCALL

FOR ALL NOMINEES LISTED ABOVE (EXCEPT AS WRITTEN BELOW TO THE CONTRARY) |_|

_______________________________ Instruction: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided at left.

WITHHOLD AUTHORITY TO VOTE |_| FOR ALL NOMINEES LISTED ABOVE

2. TO RATIFY THE AUDIT COMMITTEE’S APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

FOR	AGAINST	ABSTAIN
|_|	|_|	|_|

3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the Annual Meeting and upon other matters as may properly come before the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE AND A VOTE FOR ALL OF THE LISTED PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE (INCLUDING NOT WITHHOLDING AUTHORITY TO VOTE FOR THE DIRECTOR NOMINEES), THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED ABOVE AND FOR ALL OF THE LISTED PROPOSALS.

Date:

Signature (title, if any)	Signature, if held jointly

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) on certificate)

(JOINT OWNERS SHOULD EACH SIGN. PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEARS ON THE ENVELOPE IN WHICH THIS CARD WAS MAILED. WHEN SIGNING AS ATTORNEY, TRUSTEE, EXECUTOR, ADMINISTRATOR, GUARDIAN OR CORPORATE OFFICER, PLEASE SIGN UNDER FULL TITLE, CORPORATE OR ENTITY NAME).